United States securities and exchange commission logo





                 September 14, 2023

       Rebecca Clary
       Vice President/ Chief Financial Officer
       Globalstar, Inc.
       1351 Holiday Square Blvd.
       Covington, Louisiana 70433

                                                        Re: Globalstar, Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed September 8,
2023
                                                            File No: 333-274440

       Dear Rebecca Clary:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Uwem Bassey, Staff Attorney at (202) 551-3433 or Jan Woo, Legal
       Branch Chief at (202) 551- 3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Arthur McMahon